SUB-ITEM 77D


The MFS Government Limited Maturity Fund (the "Fund"), modified disclosure to clarify the U.S. Government securities investment policy, modified disclosure regarding credit quality of fixed income securities and added disclosure regarding the drastic portfolio turnover decrease in the Principal Investment Risks section of the prospectus. The Fund also modified disclosure regarding the credit risk of U.S. Government securities in the Principal Investment Risks section, as described in the prospectus contained in Post-Effective Amendment No. 26 to the Registration Statement (File No. 2-96738 and 811-4253), as filed with the Securities and Exchange Commission via EDGAR on April 29, 2005, under Rule 485 under the Securities Act of 1933. Such description is incorporated herein by reference.